Exhibit 99.1

PRESS RELEASE

KAR Global Announces $550 Million Strategic Investment Led by
Funds Advised by Apax Partners

CARMEL, Ind. – May 26, 2020 – KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), a global vehicle remarketing and technology solutions provider, today announced the placement of $550 million in newly issued perpetual convertible preferred stock of KAR Global (“KAR”). The preferred stock has a 7.0% dividend which shall be paid in-kind for the eight quarters following closing, and thereafter in cash or in-kind at KAR’s option. The initial conversion price of $17.75 per share represents an approximately 42% premium to KAR’s closing price of $12.52 per share on Friday, May 22, 2020. The investment was led by funds advised by Apax Partners (the “Apax Funds”), a global private equity advisory firm, with participation by Periphas Capital, L.P. The proceeds of the transaction will be utilized to expedite the resumption of operations to meet market demand, sustain the company’s technology platforms and development pipeline and navigate the industry and economic recovery.

“KAR took early and decisive steps in response to COVID-19 to protect the safety of our employees and customers, preserve our capital position and keep our operations moving forward,” said Jim Hallett, Chairman and CEO of KAR. “This transaction will help us continue to support our global customers and further accelerate our digital transformation. Apax is the right strategic partner for our company, employees and stockholders, and their investment reinforces the strength of our brands, market position and long-term strategy for growth and expansion.”

“KAR is an internationally recognized leader in wholesale remarketing with a strong track record of innovation,” said Roy Mackenzie, Partner at Apax Partners. “The company’s market leading digital platforms and investments in data analytics uniquely position them to thrive in the new digital normal. We look forward to partnering with KAR’s progressive and entrepreneurial management team to transform their industry and drive long-term value for all stockholders.”

Goldman Sachs & Co. LLC acted as lead financial advisor, J.P. Morgan Securities LLC acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to KAR. Simpson Thacher & Bartlett LLP served as legal advisor to Apax Partners. Wachtell, Lipton, Rosen & Katz served as legal advisor to Periphas Capital.

KAR Contacts
Media Inquiries:	Analyst Inquiries:
Tobin Richer	Mike Eliason
(317) 249-4521	(317) 249-4559
tobin.richer@karglobal.com	mike.eliason@karglobal.com

About KAR

KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.8 million units valued at approximately $40 billion through our auctions in 2019. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in more than 80 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, U.K. and Europe. For more information, go to www.karglobal.com. For the latest KAR Global news, follow us on Twitter @KARspeaks.

About Apax Partners

Apax Partners is a leading global private equity advisory firm. Over its more than 40-year history, Apax Partners has raised and advised funds with aggregate commitments of c.$50 billion. The Apax Funds invest in companies across four global sectors of Tech & Telco, Services, Healthcare and Consumer. These funds provide long-term equity financing to build and strengthen world-class companies.

The Apax Funds are growth focused investors with a long and successful track record investing in leading software and digital businesses. The Apax Funds have invested more than $5 billion in this sub-sector, including Dealer.com, DealerTrack, Trader Corporation and Auto Trader Group plc.

For more information see: www.apax.com.

About Periphas Capital

Periphas Capital focuses on growth and buyout investments in four primary industries: Technology Enabled Services, Business Services, Consumer and Industrials. The principals of Periphas bring 30 years of private equity investing experience and have led 37 investments with aggregate invested capital of $5 billion, including a previous investment in KAR, in addition to investments in Aramark, Burger King and Hexcel.

For more information see: www.periphascapital.com.

Forward-Looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the novel coronavirus (COVID-19).